UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): July 25, 2008
AMERICAN AXLE & MANUFACTURING HOLDINGS, INC
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-14303	36-3161171

(Commission File Number)	(IRS Employer Identification No.)

One Dauch Drive, Detroit, Michigan	48211-1198

(Address of Principal Executive Offices)	(Zip Code)
(313) 758-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 7 — Regulation FD
Item 2.02 Results of Operations and Financial Condition.
On July 25, 2008, American Axle & Manufacturing Holdings, Inc., (the “Company” or “AAM”) issued a press release regarding AAM’s financial results for the three months ended June 30, 2008. A copy of the press release is furnished as Exhibit 99.1.
Item 7.01 Regulation FD
AAM’s sales and production outlook for the major light truck product programs it supports in North America for GM and Chrysler LLC:
Second Quarter and First Half 2008:
•	Second quarter 2008 program volumes were down approximately 51% as compared to the second quarter 2007.

•	AAM’s content-per-vehicle of $1,312 was approximately the same as compared to the second quarter 2007.

•	First half 2008 program volumes were down approximately 43% as compared to the first half 2007.

•	First half 2008 content-per-vehicle of $1,320 was up approximately 3% as compared to the first half of 2007.
Full Year 2008:
•	Full year 2008 program volumes are expected to be down approximately 42% — 43% as compared to 2007.

•	AAM’s content-per-vehicle is expected to increase approximately 5% — 6%.

•	AAM expects full year sales in 2008 to approximately $2.2 billion.
AAM’s capital spending outlook:
•	AAM expects full year capital spending in 2008 to be approximately $170 — $180 million.
Key operational and financial aspects of AAM’s comprehensive restructuring plan include:
•	Resizing the business cost structure to operate in the market of an anticipated U.S. SAAR of 13 — 14 million units.

•	Reduce installed U.S. capacity by approximately 70 percent, while increasing non-U.S. installed capacity by approximately 150 percent.

•	Achieve annual structural labor cost reductions in excess of $350 million.

•	Reduce U.S. salaried workforce by approximately 350 associates.

•	Eliminate annual cash bonus awards for 2008 performance for all executives, including executive officers.

•	Implement working capital initiatives, including inventory reductions.

•	Reduce and defer capital expenditures.

•	Evaluate the sale of non-core assets targeting $25 — $50 million in proceeds.

•	The financial objectives of our restructuring plan are as follows:
•	Grow AAM’s top line sales to $4 billion by 2013

•	EBITDA Margins of 12% or more

•	Capital spending of 4% — 6% of sales

•	Fixed assets turns in excess of 2.0X

•	Total assets turns in excess of 1.5X

•	After-tax return on invested capital (ROIC) of 15%
Item 8.01 Other Events
On July 24, 2008, the Company’s board of directors decided to reduce the quarterly cash dividend payable on AAM’s common stock from $0.15 per share to $.02 per share to become effective in the third quarter of 2008.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this Current Report on Form 8-K are “forward-looking statements” and relate to the Company’s plans, projections, strategies or future performance. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on our current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: reduced purchases of our products by General Motors Corporation (GM), Chrysler LLC (Chrysler) or other customers; reduced demand for our customers’ products (particularly light trucks and SUVs produced by GM and Chrysler); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our ability to achieve cost reductions through ongoing restructuring actions; additional restructuring items that may occur; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; additional restructuring actions that may occur; our ability to maintain satisfactory labor relations and avoid future work stoppages; our suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our customers’ and their suppliers’ ability to maintain satisfactory labor relations and avoid work stoppages; our ability to improve our U.S. labor cost structure; our ability to consummate and integrate acquisitions; supply shortages or price increases in raw materials, utilities or other operating supplies; our ability or our customers’ and suppliers’ ability to successfully launch new product programs on a timely basis; our ability to realize the expected revenues from our new and incremental business backlog; our ability to attract new customers and programs for new products; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to respond to changes in technology, increased competition or pricing pressures; continued or increased high prices for or reduced availability of fuel; adverse changes in laws, government regulations or market conditions affecting our products or our customers’ products (such as the Corporate Average Fuel Economy regulations); adverse changes in the economic conditions or political stability of our principal markets (particularly North America, Europe, South America and Asia); liabilities arising from warranty claims, product liability and legal proceedings to which we are or may become a party; changes in liabilities arising from pension and other postretirement benefit obligations; risks of noncompliance with environmental regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete.
It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

SECTION 9 — FINANCIAL STATEMENTS AND EXHIBITS
Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description	Method of Furnishing
99.1	Press release dated July 25, 2008	Furnished with this Report

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
Date: July 25, 2008	By:	/s/ Michael K. Simonte
Michael K. Simonte
Group Vice President — Finance & Chief Financial Officer (also in the capacity of Chief Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description	Page
99.1	Press release dated July 25, 2008

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